Luby’s Names Scott Gray Chief Financial Officer

HOUSTON, TX - April 20, 2007 - Luby's, Inc. (NYSE: LUB) today announced that Scott Gray, 38, has been named Chief Financial Officer of Luby’s, Inc., effective April 20, 2007.

In accordance with the Company’s “Succession Plan” that was announced on January 24, 2007, Mr. Gray replaces Mr. Pekmezaris, who has held the position of Chief Financial Officer since 2001. Mr. Pekmezaris will remain an advisor to the Company.

“Scott has been a valued member of our team since we arrived in 2001, and we are confident in his experience and leadership based on a solid record of delivering results. Our succession plan has been successful in creating continuity for the organization and shareholders during this transition,” said Chris Pappas, President and CEO. “Ernie’s was instrumental in restoring our financial stability. Going forward, Ernie will serve as a valued advisor to the Company.”

Mr. Gray has been with the company since 2001 and has served in a number of financial roles including Vice President of Finance, Director of Planning and Director of Internal Audit. Prior to joining Luby’s, Mr. Gray served as Internal Auditor at Pappas Restaurants from 1996 to 2001. Prior to working at Pappas Restaurants, Mr. Gray was an external auditor at Arthur Andersen.

Mr. Gray is a Certified Public Accountant with a degree in Accounting from Lamar University.

About Luby’s
Luby’s operates 127 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.